Exhibit 99.5
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ANDRESMIN GOLD
CORPORATION




                              For Immediate Release

             ANDRESMIN GOLD ENGAGES EUROPEAN INVESTMENT BANKING FIRM
             -------------------------------------------------------

LIMA, PERU,  November 30, 2004 - Andresmin Gold Corporation  ("Andresmin" or the
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"Company")  (NASD  OTCBB:  "ADGD") is pleased to  announce  that the Company has
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entered into a one year agreement  with Baltic  Investment  Group  ("Baltic") of
Germany to provide the Company with investment banking services in Europe, including advice with respect to business development, financial consulting, investor relations and corporate finance. Baltic will also provide logistical support for the dissemination of the Company's collateral information and provide a point of contact for both the media and the general public in Europe.

Ian Brodie, President of Andresmin stated, "Due to the success of recent Company presentations to the European investment community, Andresmin has engaged the services of Baltic, a prominent European investment banking firm. We believe this relationship will have a positive impact on the Company and its shareholders as we increase our exposure throughout Europe."

About Baltic Investment Group
-----------------------------

Baltic Investment Group is a leading European consulting company for small and micro-cap companies. Baltic Investment Group offers its clients stock exchange listing services, investor relations assistance, credit line facilities and corporate finance and merger and acquisition consulting advice.

About Andresmin Gold Corporation
--------------------------------

Andresmin is committed to building shareholder value through the acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world's copper (over $18 billion each year). The Company has an impressive property portfolio with nine projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin's flagship project. Centromin reports Winicocha hosts an inferred reserve of 1.4 million ounces of gold, thought to be near surface expression of a much larger underlying copper-gold porphyry deposit. Recent sampling found a geochemical anomaly with grades ranging to 1.0% copper and 5.0 grams per tonne gold, and coincident geophysics has outlined three large anomalies. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.


For further information please contact:
Resourcex Group:
Toll (888) 689-1620
investor@andresmin.com
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www.andresmin.com
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THIS NEWS RELEASE MAY INCLUDE  FORWARD-LOOKING  STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH
RESPECT  TO  ACHIEVING  CORPORATE  OBJECTIVES,   DEVELOPING  ADDITIONAL  PROJECT
INTERESTS,   ANDRESMIN'S  ANALYSIS  OF  OPPORTUNITIES  IN  THE  ACQUISITION  AND
DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.


        Malecon Cisneros 810, Miraflores, Lima 18, Peru, RUC 20508274883
                               T: (51-1) 446-1270